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                                                                      Exhibit 11

                        Peritus Software Services, Inc.
  Statement re computation of unaudited pro forma net income (loss) per share

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

                                                                          December 31, 1996        March 31, 1997
                                                                          -----------------        --------------

Net income (loss), as reported                                            $      (4,921,000)       $      406,000

Redeemable stock preference items:

Accrual of cumulative dividends on Series A and Series B
  redeemable convertible preferred stock                                           (689,000)             (233,000)

Accretion to redemption value of Series A and Series B
  redeemable convertible preferred stock                                           (347,000)                   --

Accretion to redemption value of redeemable common stock right                      (66,000)              (26,000)
                                                                          -----------------        --------------

Total redeemable stock preference items                                          (1,102,000)             (259,000)
                                                                          -----------------        --------------

Net income (loss) attributable to common stockholders                     $      (6,023,000)       $      147,000
                                                                          =================        ==============

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                                5,876,224             5,888,142
B. Shares attributable to convertible preferred stock outstanding                 1,517,605             1,903,525
C. Shares attributable to common stock equivalents                                       --             1,619,557
D. Shares pursuant to APB 15, paragraph 38(a)                                     3,258,766             3,258,766
                                                                          -----------------        --------------

Shares used in computing unaudited pro forma net income (loss) per share         10,652,595            12,669,990
                                                                          =================        ==============

Unaudited pro forma net income (loss) per share                           $           (0.46)       $         0.03
                                                                          =================        ==============
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